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                                                                   Exhibit 10.58

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 1, 2001, by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (the "Employer"), and MARILYN O'HARA, a resident of the State of Tennessee (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee and Employer entered into that certain Employment Agreement effective as of January 1, 1999; and

         WHEREAS, Employee and Employer subsequently amended the Employment Agreement by the First Amendment to Employment Agreement effective as of January 1, 2000 (the "First Amendment); and

         WHEREAS, Employee and Employer subsequently amended the Employment Agreement by the Second Amendment to Employment Agreement effective as of December 1, 2000 (the "Second Amendment); and

         WHEREAS, Employer and Employee have agreed to enter into this Agreement which sets forth the terms and conditions of Employee's employment by Employer.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements made herein, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer on the terms and conditions specified herein.

2. TERM. The term of this Agreement shall be for a period commencing on the date hereof and ending December 31, 2001; provided, however, that this Agreement will thereafter automatically renew for consecutive one-year terms unless either party notifies the other party in writing at least thirty (30) days prior to the end of the then current term that this Agreement will not renew but instead will terminate at the expiration of the then current term. Such notice of non-renewal by Employer under this Section 2 will be treated as a termination without "cause" and will be subject to Section 5(b) herein. Notwithstanding anything to the contrary contained in this Agreement, except the provisions of Section 8 which supercede this provision, the provisions of Section 6 and 7 will survive the expiration or termination of this Agreement.

3. DUTIES OF EMPLOYEE. Employee shall be responsible for certain assigned aspects of Employer's operations and shall initially have the title Executive Vice President, Chief


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         Financial Officer, and Corporate Secretary. Employee shall perform the duties and responsibilities assigned to Employee from time to time in accordance with the policies and objectives established by the Board of Directors and Chief Executive Officer of Employer. Employee agrees to devote her full time, attention and skill to her duties hereunder and to use her best efforts to attain or exceed Employer's objective goals for profit, quality, stability and growth. Employee will at all times while employed by Employer comply fully with Employer's "Guidelines of Company Policies and Conduct" and any other compliance programs of Employer, as such programs may be amended from time to time, and acknowledges that her obligations under such programs as an employee are contractual in nature.

4.                COMPENSATION.

         a. Employee will be paid a base salary of Two Hundred Ten Thousand Dollars and No/100 Dollars ($210,000) per year during the term of this Agreement, payable in accordance with Employer's standard payroll practices. Employee will be entitled to receive incentive compensation of up to fifty percent (50%) of her annual base salary under such incentive programs as may from time to time be provided to employees of Employer of similar rank, which programs may be created, changed or terminated at any time at Employer's sole discretion. Employer will periodically conduct a merit review regarding Employee's performance to consider increasing, but not decreasing, Employee's base salary.

         b. Employer recognizes that Employee will be relocating from her former primary residence in Warwick, Rhode Island to Brentwood, Tennessee. As an inducement for such relocation, Employer will reimburse Employee for all reasonable and actual travel and other expenses incurred by Employee in traveling to and from Warwick, Rhode Island and Brentwood, Tennessee during the term of this Agreement. Reimbursement hereunder will be subject to compliance with Employer's reimbursement policies as established from time to time.

         c. Employee will be entitled to such medical, dental, disability and life insurance benefits, participation in any profit-sharing plan or similar plans of Employer, and such other employee benefits as are provided to employees of Employer of similar rank from time to time. Promptly following execution and delivery of this Agreement, either the Board of Directors of Employer or such Board's Independent Stock Option Committee will consider and act upon a grant of stock options under Employer's 1991 Non-Qualified Stock Option Plan in favor of Employee.

5.                TERMINATION.

         a. Employee's employment will be terminable by Employer at any time for cause, which will include but not be limited to (i) insubordination, malfeasance, misconduct, (ii) charge or conviction of a felony or of a misdemeanor involving


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                  moral turpitude, (iii) the inability of Employee to perform her duties hereunder for a period of thirty (30) consecutive days (or sixty (60) total days in any ninety (90) consecutive day period) by reason of illness or mental or physical disability, (iv) death, and (v) other circumstances deemed by the Employer to be materially detrimental to the Employer. Notwithstanding the above, it is the intent of the Employer at all times to comply with the Americans With Disabilities Act, the Family and Medical Leave Act and any other applicable federal and state employment laws. This Agreement will be terminable by Employee upon thirty (30) days written notice to Employer if without cause. In the case of termination under this Section 5(a), all obligations of the parties under this Agreement and relating to Employee's employment will cease except for Employee's obligations under Sections 6 and 7 hereof.

         b. Employee's employment will be terminable by Employee upon written notice to Employer if Employer willfully breaches any material terms of this Agreement, after fifteen (15) day's written notice and right to cure. Employee's employment will also be terminable by Employer at any time without "cause", as such term is defined above in clause (a). A notice of non-renewal by Employer pursuant to Section 2 of this Agreement will be treated as a termination without "cause" and shall be subject to the provisions of this Section 5(b). In the case of termination under this Section 5(b), all obligations of the parties in this Agreement will cease except for Employee's obligations under Sections 6 and 7 (the continuation of such obligations being subject to Section 8). If Employer terminates Employee's employment without "cause", Employee will be entitled to receive as a severance payment in a lump sum at termination an amount equal to (i) her annual base salary (not including incentive compensation or benefits), as in effect at the time of termination, plus (ii) the annual incentive compensation Employee received for performance during Employer's immediately preceding fiscal year, multiplied by a fraction, the numerator of which is the total number of full calendar months during which Employee was employed by Employer during Employer's current fiscal year prior to termination and the denominator of which is twelve
                  (12). Employer will pay Employee such severance in a lump sum promptly following termination. In addition, Employer will (i) pay Employee promptly following termination any earned but unpaid base salary through the date of termination, and (ii) pay the COBRA administrative services company the standard employer portion of the COBRA premium attributable to Employee's medical and dental insurance benefits as such benefits were in effect immediately prior to termination with payments beginning on the first day of the calendar month immediately following the date of termination and continuing until the earlier of (y) twelve (12) months after the date of termination, or (z) the date on which Employee is eligible to receive, as an employee, independent contractor or agent, medical and/or dental insurance benefits from a third party. Employer will deduct from the lump severance payment due to Employee the standard employee portion of such COBRA premium as in effect on the date of termination for a twelve (12) month period. If Employee elects to discontinue COBRA for any


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                  reason before expiration of the applicable period and notifies
                  Employer of the same in writing, Employer will thereafter refund to Employee that portion of the deduction, if any, not attributable to the COBRA premium actually paid. Employer acknowledges that in the event Employer terminates Employee's employment under this Section 5(b) without "cause", Employee will be entitled to her individual vested account balance with respect to Employer's Stock Purchase Plan as such balance, if any, exists as of the date of termination of employment. Employee acknowledges that in the event Employer terminates her employment without "cause", she will be entitled to no payments other than as expressly set forth in this Section 5(b).

         c.                (1)      In the event there is a "Change in Control"
                  of the ownership of Employer, and Employer terminates Employee's employment within twelve (12) months following such Change in Control, or Employee terminates her employment pursuant to Section 5(d) below, Employee will be entitled to receive as a severance payment in a lump sum upon such termination an amount equal to the sum of (i) her monthly base salary (not including incentive compensation or benefits) as in effect at the time of such termination multiplied by twenty-four (24), plus (ii) an amount equal to two (2) times the greater of (x) the incentive compensation Employee received for performance during Employer's immediately preceding fiscal year and (y) the current incentive compensation target in effect for Employee at the time of such termination or resignation. In addition, any earned but unpaid base salary and incentive compensation will be paid, and Employer will subsidize COBRA premiums for Employee's medical and dental insurance benefits as such benefits were in effect immediately prior to termination by paying to Employee upon termination an amount equal to the standard employer portion of the COBRA premium for a twenty-four (24) month period. Employer acknowledges that, in the event of such termination following a Change in Control, Employee will be entitled to her individual vested account balances with respect to Employer's Supplemental Executive Retirement and Stock Purchase Plans, as the balances, if any, exist as of the date of termination of employment. Further, any stock options granted to Employee will be fully vested upon a Change of Control, whether or not Employee's employment is terminated, notwithstanding any previously stated vesting restrictions but subject to expiration or termination pursuant to the governing stock option plan.

                           (2) A "Change in Control" will be deemed to have occurred if (i) a tender offer will be made and consummated for the ownership of more than fifty percent (50%) of the outstanding voting securities of Employer, (ii) Employer will be merged or consolidated with another corporation and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation will be owned in the aggregate by the former shareholders of Employer, as the same will have existed immediately prior to such merger or consolidation, (iii) Employer will sell all or substantially all of its assets to another corporation that is not a wholly-owned subsidiary, or
                  (iv) a


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                  person, within the meaning of Section 3(a)(9) or of Section 13
                  (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("Exchange Act"), will acquire more than fifty percent (50%) of the outstanding voting securities of Employer (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange
                  Act.

         d. In the event there is a Change in Control of the ownership of Employer, and within twelve (12) months following such Change in Control Employer (i) materially changes Employee's job title or function, or (ii) requires Employee to relocate from the greater Nashville, Tennessee area, Employee may immediately terminate this Agreement, subject to the continuing obligations found in Sections 6 and 7 hereof. Upon a termination by Employee pursuant to this Section 5(d), Employee will be entitled to the severance payment and other benefits as provided in Section 5(c)(1) above.

6. CONFIDENTIAL INFORMATION. In consideration of the covenants of Employer contained herein, Employee agrees as follows:

         a. Employee hereby agrees and acknowledges that she has had access to or is aware of certain confidential, restricted and/or proprietary information concerning operation by the Employer and its affiliates of their home health care businesses (collectively the "Business"). Employee hereby undertakes and agrees that she will have a duty to Employer and its affiliates to protect such information from use or disclosure.

         b. For the purposes of this Section 6, the following definitions will apply:

                  i. "Trade Secret" as related to the Business, will mean any specialized technical information or data relating to (w) procurement of medical equipment and other inventory for resale; (x) marketing strategy or plans of Employer or its affiliates; (y) proprietary computer software; and (z) terms of contracts with suppliers, employees and principal customers of Employer or its affiliates which are not generally known to the competitors of Employer.

                  ii.               "Confidential Information," as related to
                           the Business, will mean any data or information, other than Trade Secrets, which is material to Employer or its affiliates and not generally known by the public. Confidential Information will include, without limitation, any information pertaining to the Business Opportunities (as hereinafter defined) of Employer or its affiliates, the details of this Agreement, and the business plans, financial statements and projections of Employer or its affiliates.


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                  iii.              "Business Opportunity" will mean any
                           information or plans of Employer or its affiliates concerning the purchase of or investment in any retail outlets, stores, distribution centers or similar retail facilities in the field of home health care, or the availability of any such outlets for purchase or investment by Employer or its affiliates, together with all related information, concerning the specifics of any contemplated purchase or investment (including price, terms and the identity of such outlet), regardless of whether Employer or its affiliates have entered any agreement, made any commitment, or issued any bid or offer to such outlet or other facility.

         c. Employee will not, without the prior written consent of Employer, use or disclose, or negligently permit any unauthorized person who is not an employee of Employer to use, disclose, or gain access to, any Trade Secrets or Confidential Information.

         d. Employee hereby agrees to maintain on behalf of Employer, or, upon request or termination of this Agreement, deliver to Employer, all memoranda, notes, records, drawings, manuals, documents, disks, computer software and other materials, including all copies and derivations of such materials, containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to her from any source by virtue of her relationship with Employer or its affiliates.

         e. Employee will, with reasonable notice during and after her employment by Employer, furnish information as may be in her possession and cooperate with Employer or its affiliates as may reasonably be requested in connection with any claims or legal actions in which Employer is or may become a party. Employer will reimburse Employee for any reasonable out-of-pocket expenses she incurs in order to satisfy her obligations under this clause (e).

7. NONCOMPETE, ETC. In consideration of the covenants of the Employer contained herein, the Employee agrees as follows:

         a. During and after her employment by Employer, Employee will not use her status with Employer to obtain loans, goods or services from another organization on terms that would not be available to her in the absence of her relationship to Employer. During the period of employment and for a twelve
                  (12) month period following termination of such employment for any reason, (i) Employee will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitor of Employer in any way that will injure the interests of Employer or an affiliate; and
                  (ii) Employee will not directly or indirectly own or hold any "Proprietary Interest" in or be employed by or receive compensation from any party engaged in the same or any similar business within fifty (50) miles of any location of Employer upon the date of termination of


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                  employment. The states in which Employer and its affiliates currently conduct business are Alabama, Arizona, Arkansas, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia, Washington, West Virginia and Wisconsin. During her employment by Employer and for a twelve (12) month period following termination of such employment for any or no reason, (i) Employee will not solicit any client of Employer or an affiliate or discuss with any client or employee of Employer or an affiliate any information or the operation of any business intended to compete with Employer or an affiliate; and (ii) Employee will not, directly or indirectly, hire any current or future employee of Employer or an affiliate, or solicit or encourage any such employee to leave the employ of Employer or an affiliate. For the purposes of this Agreement, "Proprietary Interest" means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. Employee acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope.

         b. Employee acknowledges that her breach or threatened or attempted breach of any provision of Section 6 or 7 would cause irreparable harm to Employer not compensable in monetary damages and that Employer will be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 6 or 7 without being required to prove damages or furnish any bond or other security. Nothing herein contained will be construed as prohibiting Employer from pursuing any other remedy available to it for such breach or threatened or attempted breach.

         c. All parties hereto acknowledge the necessity of protection against the competition of the Employee and that the nature and scope of such protection has been carefully considered by the parties. The period and area covered are expressly acknowledged and agreed to be fair, reasonable and necessary. If any covenant contained in Section 6 or 7 is held to be invalid, illegal or unenforceable because of the duration of such covenant, the geographic area covered thereby or otherwise, the parties agree that the court making such determination will have the power to reduce the duration, the area and/or other provision(s) of any such covenant to the maximum permissible and to include as much of its nature and scope as will render it enforceable, and, in its reduced form said covenant will be valid, legal and enforceable.

8. PAYMENT BREACH BY EMPLOYER. Notwithstanding anything to the contrary in this Agreement, Employee's obligations under Sections 6 and 7 will automatically cease in


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         the event Employer fails to make a severance or other payment to which
         Employee is entitled pursuant to Section 5(b) or 5(c).

9. COVENANT REGARDING CERTAIN PROCEEDINGS. Employee covenants that she will not, without Employer's prior written consent unless required to do so by means of a valid court order or subpoena, cooperate with any person in the institution or prosecution of any proceeding, suit, claim, investigation or administrative proceeding brought, initiated or conducted by any person against Employer, its affiliates, agents, employees, officers and representatives. Employee further covenants that she will notify Employer immediately if she is contacted by any person regarding any pending or contemplated proceeding, suit, claim or investigation involving Employer, its affiliates, agents, employees, officers or representatives. The parties understand that the covenants stipulated in this paragraph 8 do not limit Employee's ability to initiate or bring any proceeding, suit, claim or action against Employer regarding her employment hereunder.

10. ASSIGNMENTS; SUCCESSORS AND ASSIGNS. The rights and obligations of Employee hereunder are not assignable or delegable and any prohibited assignment or delegation will be null and void. Employer may assign and delegate this Agreement. The provisions hereof shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

11. GOVERNING LAW. This Agreement will be interpreted under, subject to and governed by the substantive laws of the State of Tennessee, without giving effect to provisions thereof regarding conflict of laws, and all questions concerning its validity, construction, and administration will be determined in accordance thereby.

12. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original but all of which will together constitute one and same instrument.

13. INVALIDITY. The invalidity or unenforceability of any provision of this Agreement will not affect any other provision hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

14. EXCLUSIVENESS. This Agreement, the Guidelines of Company Policies and Conduct and other policies of Employer constitute the entire understanding and agreement between the parties with respect to the employment by Employer of Employee and supersedes any and all other agreements, oral or written, between the parties.

15. MODIFICATION. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will


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         operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

16. NOTICES. All notices, requests, consents and other communications hereunder will be in writing and will be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

         a. If to the Employer, at 5200 Maryland Way, Suite 400, Brentwood, Tennessee 37027 Attention: President and Chief Executive Officer, or at such other address as may have been furnished to the Employee by the Employer in writing; or

         b. If to the Employee, at 444 Elmington Ave. Apt. 603, Nashville, TN 37205 or such other address as may have been furnished to Employer by Employee in writing.

17. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement will preclude Employer from consolidating or merging in to or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertaking of Employer hereunder.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

                                   "EMPLOYER"

                                    AMERICAN HOMEPATIENT, INC.,
                                    a Delaware corporation


                                    By:    /s/ Joseph F. Furlong III
                                          --------------------------------------
                                    Title: Chairman, President and CEO
                                          --------------------------------------


                                    "EMPLOYEE"


                                    /s/ Marilyn O'Hara
                                    --------------------------------------------
                                    MARILYN O'HARA


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